U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

STIKELEATHER,              ROGER
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   (Last)               (First)                 (Middle)
c/o Osteotech, Inc.  50 James Way
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                                    (Street)

Eatontown,               New Jersey       07724
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

OSTEOTECH, INC. (OSTE)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

July 1997
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

       Executive Vice President Sales and Marketing
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7. Individual or Joint/Group Filing
               (Check applicable line)
__X__ Form filed by One Reporting Person
_____ Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                          07/18/97         S              1,040       D     $12.00
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Common Stock                          07/18/97         S              1,500       D     $12.00
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Common Stock                          07/18/97         S              6,719       D     $11.875
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Common Stock                          07/21/97         S              10,000      D     $11.875
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Common Stock                          07/21/97         S              1,900       D     $11.875
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Common Stock                          07/21/97         S              2,422       D     $12.00
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Common Stock                          07/21/97         S              5,000       D     $12.00
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Common Stock                          07/21/97         S              1,000       D     $12.125
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Common Stock                          07/22/97         M              5,000       A     $5.50
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Common Stock                          07/22/97         M              2,500       A     $6.50
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Common Stock                          07/22/97         S              1,300       D     $11.875
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Common Stock                          07/23/97         X              10,438      A     $.663
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Common Stock                          07/23/97         X              3,592       A     $.663
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Common Stock                          07/23/97         M              5,882       A     $5.10
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Common Stock                          07/23/97         M              3,250       A     $5.250
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Common Stock                          07/23/97         M              5,068       A     $5.250
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Common Stock                          07/23/97         S              2,500       D     $11.875
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Common Stock                          07/23/97         S              8,700       D     $11.875
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Common Stock                          07/23/97         S              400         D     $12.00
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Common Stock                          07/23/97         S              600         D     $12.00
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Common Stock                          07/23/97         S              2,000       D     $12.00
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Common Stock                          07/23/97         S              12,730      D     $11.875
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Employee Stock
Option                                                                          Common
(right to buy)      $6.50     7/22/97   M             2,500 12/24/93  12/24/98  Stock     2,500            0         D
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Employee Stock
Option                                                                          Common
(right to buy)      $5.50     7/22/97   M             5,000 10/28/94  10/28/99  Stock     5,000            0         D
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Employee Stock
Option                                                                          Common
(right to buy)      $.663     7/23/97   X             10,438 (1)           (2)  Stock     10,438           0         D
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Employee Stock
Option                                                                          Common
(right to buy)      $.663     7/23/97   X             3,592  (3)           (4)  Stock     3,592            0         D
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Employee Stock
Option                                                                          Common
(right to buy)      $5.10     7/23/97   M             5,882  (5)           (6)  Stock     5,882            0         D
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Employee Stock
Option                                                                          Common
(right to buy)      $5.25     7/23/97   M             3,250  (7)           (8)  Stock     3,250            0         D
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Employee Stock
Option                                                                          Common
(right to buy)      $5.25     7/23/97   M             5,068  (9)           (10) Stock     5,068            0         D
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
Explanation of Responses:

(1)  Exercisable  as to 5,219  shares  on each of March  22,  1993 and March 22,
     1994.

(2) Options expire as to 5,219 shares on each of March 22, 1998 and March 22, 1999.

(3) Exercisable as to 1,197 shares on each of December 20, 1992 and December 20, 1993; and 1,198 shares on December 20, 1994.

(4) Options expire as to 1,197 on each of December 20, 1997 and December 20, 1998; and 1,198 shares on December 20, 1999.

(5)  Exercisable  as to 2,941  shares  on each of March  21,  1993 and March 21,
     1994.

(6) Options expire as to 2,941 shares on each of March 21, 1998 and March 21, 1999.

(7)  Exercisable  as to 1,625  shares on each of January 1, 1993 and  January 1,
     1994.

(8) Options expire as to 1,625 shares on each of January 1, 1998 and January 1, 1999.

(9)  Exercisable  as to 2,534  shares on each of August 19,  1993 and August 19,
     1994.

(10) Options expire as to 2,534 shares on each of August 19, 1998 and August 19, 1999.

/s/ROGER STIKELEATHER                                         07/30/97
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.